Exhibit  99.2
QUADRACOMM  INC.  ACQUIRES  SATELLITE  COMMUNICATIONS  COMPANY

TAMPA, Fla.-(BUSINESS WIRE)-August 21, 2001-QuadraComm, Inc. (OTCBB:QDRA) is pleased to announce that Management has formally closed the all-stock acquisition of RF Scientific, Inc., headquartered in Orlando, Florida. The final actions to officially complete this deal conclude a process that began almost one year ago when initial discussions began between the Parties. Presently, RFS has more than Seventeen Million Dollars in contract backlog and open proposals to a variety of customers. These awards will create significant short-term growth in revenues for the companies.

This key step in QuadraComm's development completes another element in its overall business integration strategy by acquiring, as planned, this formidable and well-respected communications systems company. QuadraComm will now assist in funding working capital necessary for expansion, adding international marketing support, and providing management support to the RF Scientific staff as the operations grow.

In addition, one of the primary elements of thus venture is the inclusion of RF Scientific engineering and production personnel to assist in the final development and deployment of QuadraComm's planned "telecom in a box" - a containerized or truck-mounted cellular site comprised of all equipment necessary to field a full standalone capability in remote, or emergency, areas on a rapid and economical basis. This system will be made available in analog or digital technologies across the primary existing cellular protocols.

RF Scientific, Inc., now a wholly owned subsidiary of QuadraComm, Inc., has been a private Florida corporation for more than fifteen years. Their specialization is the development, manufacturing, and deployment of custom-created communications platforms, to customer specifications, delivered anywhere in the World. Existing product lines include fixed earth stations and transportable satellite communications systems ranging from earth stations to audio/video broadcast facilities. The transportables can range from economical and easy-to-transport flyaway solutions, to containerized products, to trailer or vehicle-based systems. Their customers include major television networks, broadcast companies specializing in remote news and sports event transmissions, government agencies in the USA and in many international countries, and numerous private enterprises. A very important RF Scientific success is the major business thrust into the Peoples Republic of China through multiple communications agencies and customers. The Company has created, shipped, and supported millions of dollars in a broad line of broadcast system vehicles and support equipment. The deployments have been tremendously successful, and have placed the Company in the position of being a very favored supplier to Chinese authorities. Management has created a marketing and administration office in Beijing in order to focus on this very important customer and to provide a convenient entree into the Southeast Asia region and its emerging markets.

This press release may contain forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described herein.

CONTACT:
QuadraComm,  Inc.,  Tampa
Robert  W.  Ellis,  President
813-496-9191